Exhibit K

   CSW Vale L.L.C.
 Statement of Income
For the Twelve Months Ended December 31, 1999
 (Unaudited)
  ($000's)



      Equity Earnings in Vale Paranapanema                $    -

      Expenses                                              (303)

      Other Income (Deductions)                            7,734
                                                          ------
      Net Income Before Tax                                7,431


      Income Tax Expense                                   2,563
                                                          ------
      Net Income                                         $ 4,868
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